Exhibit 99.a

News Release	The Procter & Gamble Company One P&G Plaza Cincinnati, OH 45202

P&G OUTLINES STRATEGIC FOCUS AND PRELIMINARY FINANCIAL OUTLOOK FOR FISCAL YEAR 2013 Updates Estimates for April-June Quarter of Fiscal Year 2012
PARIS, June 20, 2012 - The Procter & Gamble Company (NYSE:PG) provided an overview of its strategic focus areas and preliminary financial guidance for the upcoming fiscal year 2013 at the Deutsche Bank Global Consumer Conference in Paris, France.  Bob McDonald, P&G’s chairman of the board, president and chief executive officer said, “We are making the necessary adjustments to our growth strategy to increase focus on our core business and to achieve more balanced growth across geographies, product categories and the top and bottom lines.”

McDonald added that: “The entire P&G organization – and specifically its leadership – is committed to winning.  Winning requires we deliver on our Total Shareholder Return (TSR) objectives.  With more focus and better balance, we are confident we can deliver the level and quality of results that will enable P&G to win with our consumers, our customers and our shareholders.”

 To achieve its objectives, P&G said it is prioritizing investments in its biggest, most profitable markets, on its biggest innovations and in its biggest emerging countries.  In addition, the Company clarified that it intends to maintain strong investment levels in markets it has recently entered.

P&G said it expects to deliver improved results by continuing to be the industry leader in innovation, by driving productivity improvements and cost savings at an accelerated pace, and by improving the consistency of execution in all facets of  its operations.  P&G reiterated its objective to deliver $10 billion in cost savings by the end of fiscal year 2016, a program that includes a reduction of approximately 5,700 non-manufacturing roles by the end of fiscal year 2013.

In addition to its discussion of adjustments to its strategic focus areas, P&G provided an update to its financial guidance for the April – June 2012 quarter and preliminary guidance for fiscal year 2013.

April – June 2012 Quarter Guidance

For the April – June quarter, organic sales growth is now expected to be in the range of two to three percent, compared to a prior range of four to five percent.  Foreign exchange is now expected to reduce net sales by four percent.  Net sales are expected to be in the range of down two to down one percent compared to a prior range of an increase of one to two percent.  Core earnings per share are now expected to be in the range of $0.75 to $0.79 per share, compared to a prior range of $0.79 to $0.85.  All-in diluted net earnings per share, which includes a gain of $0.47 to $0.50 on the sale of the Snacks business, are expected to be in the range of $1.17 to $1.26 per share, compared to a prior range of $1.21 to $1.32.  Versus prior guidance, the revisions to the Company’s fourth quarter outlook are primarily driven by slower than anticipated top-line growth from slower than expected market growth rates and market share softness in developed regions and negative impacts from foreign exchange rate changes.

Preliminary Fiscal Year 2013 Guidance

Organic sales are expected to increase in the range of two to four percent.  Core earnings per share are expected to be in-line to up mid-single digits percentage versus fiscal 2012 results.  P&G noted that foreign exchange, based on early-June spot rates, will negatively impact fiscal 2013 EPS growth by approximately four percentage points.  Excluding foreign exchange impacts, P&G’s core earnings per share outlook equates to approximately mid-to-high single digit growth.

The Company noted that it has just recently completed its planning process for fiscal year 2013 and cautioned that the high degree of volatility in areas such as foreign exchange, commodity costs and government policies could cause these preliminary estimates to change materially throughout the coming fiscal year.  P&G said it will provide an update to its fiscal year 2013 financial outlook when it releases final results for fiscal year 2012 on August 3, 2012.

Forward-Looking Statements

All statements, other than statements of historical fact included in this release or presentation, are forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. Such statements are based on financial data, market assumptions and business plans available only as of the time the statements are made, which may become out of date or incomplete. We assume no obligation to update any forward-looking statement as a result of new information, future events or other factors. Forward-looking statements are inherently uncertain, and investors must recognize that events could differ significantly from our expectations. In addition to the risks and uncertainties noted in this release or presentation, there are certain factors that could cause actual results for any quarter or annual period to differ materially from those anticipated by some of the statements made. These include: (1) the ability to achieve business plans, including growing existing sales and volume profitably despite high levels of competitive activity, an increasingly volatile economic environment, and/or lower than expected market growth rates, especially with respect to the product categories and geographical markets (including developing markets) in which the Company has chosen to focus; (2) the ability to successfully manage ongoing acquisition, divestiture and joint venture activities to achieve the cost and growth synergies in accordance with the stated goals of these transactions without impacting the delivery of base business objectives; (3) the ability to successfully manage ongoing organizational changes and achieve productivity improvements designed to support our growth strategies, while successfully identifying, developing and retaining key employees, especially in key growth markets where the availability of skilled employees is limited; (4) the ability to manage and maintain key customer relationships; (5) the ability to maintain key manufacturing and supply sources (including sole supplier and plant manufacturing sources); (6) the ability to successfully manage regulatory, tax and legal requirements and matters (including product liability, patent, intellectual property, price controls, import restrictions, and tax policy), and to resolve pending matters within current estimates; (7) the ability to resolve the pending competition law inquiries in Europe within current estimates; (8) the ability to successfully implement, achieve and sustain cost improvement plans and efficiencies in manufacturing and overhead areas, including the Company's outsourcing projects; (9) the ability to successfully manage currency (including currency issues in certain countries, such as Venezuela, China and India), debt, interest rate, pension expense, and commodity cost exposures, as well as any significant credit or liquidity issues, including maintenance of our current credit rating; (10) the ability to manage continued global political and/or economic uncertainty and disruptions, especially in the Company's significant geographical markets, due to a wide variety of factors, including but not limited to, terrorist and other hostile activities, natural disasters and/or disruptions to credit markets, resulting from a global, regional or national credit crisis; (11) the ability to successfully manage competitive factors, including prices, promotional incentives and trade terms for products; (12) the ability to obtain patents and respond to technological advances attained by competitors and patents granted to competitors; (13) the ability to successfully manage increases in the prices of raw materials used to make the Company's products; (14) the ability to develop effective sales, advertising and marketing programs; (15) the ability to stay on the leading edge of innovation, maintain a positive reputation on our brands and ensure trademark protection; and (16) the ability to rely on and maintain key information technology systems (including Company and third-party systems) and the security over such systems and the data contained therein. For additional information concerning factors that could cause actual results to materially differ from those projected herein, please refer to our most recent 10-K, 10-Q and 8-K reports.

About Procter & Gamble
P&G serves approximately 4.4 billion people around the world with its brands. The Company has one of the strongest portfolios of trusted, quality, leadership brands, including Pampers®, Tide®, Ariel®, Always®, Whisper®, Pantene®, Mach3®, Bounty®, Dawn®, Fairy®, Gain®, Charmin®, Downy®, Lenor®, Iams®, Crest®, Oral-B®, Duracell®, Olay®, Head & Shoulders®, Wella®, Gillette®, Braun®, Fusion®, Ace®, Febreze®, Ambi Pur®, SK-II®, and Vicks®. The P&G community includes operations in about 80 countries worldwide. Please visit http://www.pg.com for the latest news and in-depth information about P&G and its brands.

#    #    #

P&G Media Contacts:
Paul Fox, 513.983.3465
Jennifer Chelune, 513.983.2570

P&G Investor Relations Contact:
John Chevalier, 513.983.9974

The Procter & Gamble Company

Exhibit 1: Non-GAAP Measures

In accordance with the SEC’s Regulation G, the following provides definitions of the non-GAAP measures used in the earnings release and the reconciliation to the most closely related GAAP measure.

Organic Sales Growth: Organic sales growth is a non-GAAP measure of sales growth excluding the impacts of acquisitions, divestitures and foreign exchange from year-over-year comparisons.  We believe this provides investors with a more complete understanding of underlying sales trends by providing sales growth on a consistent basis.  Organic sales is also one of the measures used to evaluate senior management and is a factor in determining their at-risk compensation.

The reconciliation of reported sales growth to organic sales is as follows:

Total P&G	Net Sales Growth	Foreign Exchange Impact	Acquisition/ Divestiture Impact*	Organic Sales Growth
AMJ 2012 (Estimate)	-2% to -1%	4%	0%	2% to 3%

*Acquisition/Divestiture Impact includes rounding impacts necessary to reconcile net sales to organic sales.

Core EPS:  This is a measure of the Company’s diluted net earnings per share from continuing operations excluding current year incremental restructuring charges due to increased focus on productivity and cost savings.  We do not view these items to be part of our sustainable results.  We believe the Core EPS measure provides an important perspective of underlying business trends and results and provides a more comparable measure of year-on-year earnings per share growth.  Core EPS is also one of the measures used to evaluate senior management and is a factor in determining their at-risk compensation.  The table below provides a reconciliation of diluted net earnings per share to Core EPS:
	AMJ 12 (Est.)	AMJ 11
Diluted Net Earnings Per Share	$1.17 to $1.26	$0.84
Gain from snacks divestiture	($0.47) to ($0.50)
Snacks results of operations – Discontinued Operations	($0.02)	($0.02)

Diluted Net Earnings Per Share–Continuing Operations	$0.69 to $0.74	$0.82
Incremental restructuring	$0.07 to $0.05	-
Core EPS	$0.75 to $0.79	$0.82
Core EPS Growth	-9% to -4%

Note – All reconciling items are presented net of tax.  Tax effects are calculated consistent with the nature of the underlying transaction.  The charge for the significant settlement from U.S. tax litigation is tax expense.